 Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-282728) on Form S-4 and related Prospectus of Camden National Corporation of our reports dated March 8, 2024, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Camden National Corporation, appearing in the Annual Report on Form 10-K of Camden National Corporation for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Des Moines, Iowa
October 31, 2024